Exhibit 99.2

July 27, 2007

Tabulation of Final Vote from Union Bankshares Company Annual Meeting

Shows Management Supported on All Measures

Ellsworth, Maine – The final tabulation of shares voted at the annual meeting of Union Bankshares Company, (the “Company”) (UNBH.OB), the parent company of Union Trust Company (the “Bank”), on June 7, 2007, indicates that shareholders voted to elect the slate of directors put forth by the Company, and voted their confidence in the Company’s President and CEO, Peter A. Blyberg. On all other matters brought before the annual meeting, the shareholder vote supported the recommendations of the Company’s board.

The shareholder votes were tabulated and have been certified by Corporate Elections Services, an independent firm hired by the Company to tabulate the proxy ballots sent to shareholders by management and by shareholder Financial Analytics Investment Corporation (“FAIC”). The combined total of all votes cast represents nearly 80% of the Company’s 1,064,530 shares eligible to vote.

“We are pleased that the shareholders so strongly supported the recommendations of the board on all of the items brought before the annual meeting,” said Mr. Blyberg. “The past year has been a challenging one in banking, especially for independent community banks like Union Trust, but our shareholders understand that we have a plan for growing the Bank in a prudent and responsible manner and our efforts already are achieving positive results.”

The Company’s board of director’s recommended the election of Blake B. Brown, who received 608,801 votes (or 72.1% of the total), with 148,861 against or withheld, James L. Markos, Jr., who received 614,036 votes (or 72.7% of the total), with 153,712 against or withheld, and Paul L. Tracy, who received 623,576 votes (or 73.8% of the total), with 148,785 against or withheld. FAIC offered Michael V. Jennings and Andrew J. Pease, Jr. as board candidates. Mr. Jennings and Mr. Pease received 85,901(or 10.2% of the total) and 70,394 (or 8.3% of the total) votes, respectively.

An amendment to the Company’s Articles of Incorporation, supported by management, requiring that directors must receive a majority of all votes cast to be elected, passed easily: 815,394 (or 96.5% of the total) for, 19,733 against or withheld and 5,284 abstentions.

Shareholder Lutece Corporation (“Lutece”) also proposed the removal of Mr. Blyberg as a director of the Company, but that measure was soundly defeated with 777,701 votes (or 92.1% of the total) against or withheld, 59,798 votes (or 7.1% of the total) for, and 2,912 abstentions.

A second measure proposed by Lutece, which would have required the board of directors to send a report to the shareholders in September about the plans for naming a successor to Mr. Blyberg, was defeated with 756,010 (or 89.5% of the total) against or withheld, 80,561 for, and 3,840 abstaining. This measure was unnecessary since the Governance Committee of the board reported at the annual meeting that a new Executive Vice President and Chief Operating Officer will be named in August. That person will become President and CEO when Mr. Blyberg retires at the end of next year.

And finally, a measure, proposed by FAIC, which would have required that directors and senior officers of the Company own certain amounts of Company stock, was defeated with 620,824 votes (or 73.5% of the total) against or withheld, 161,250 for, and 20,049 abstaining.

“The shareholders have spoken, and their support for the directors and management of Union Trust should be reassuring to all of our customers,” Mr. Blyberg said. “Our shareholders support what we are doing because they know that everyone at Union Trust is committed to meeting the needs of the customers and communities that we serve throughout Downeast and Mid-Coast Maine.”

Forward Looking Statements

This release contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	The Company’s loan portfolio includes loans with a higher risk of loss.

•	If the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease.

•	Changes in interest rates could adversely affect the Company’s results of operations and financial condition.

•	The local economy may affect future growth possibilities.

•	The Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services.

•	The Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations.

•	Competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans.

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If the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits.

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The Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline.

•	The Company may not be able to pay dividends in the future in accordance with past practice.

This list of important factors is not exclusive. Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From thirteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Jonesport. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 150 people, Union Trust has a documented record of consistent earnings growth. Union Trust can be found on the Internet at www.uniontrust.com.

Contacts:
Union Bankshares Company
Mr. Peter A. Blyberg, (207) 667-2504 x240	or	Timothy R. Maynard, (207) 667-2504 x344
President & CEO		Senior Vice President & CFO
pblyberg@uniontrust.com		tmaynard@uniontrust.com